Exhibit 4.10

In connection with the issuance by Irvine Sensors Corporation (“ISC”) of 40,000 shares (the “Shares”) of its Common Stock to Richard Behfarin (“Behfarin”), ISC agreed to provide the following registration rights to Behfarin:

If ISC proposes to register (including, for this purpose, a registration effected by ISC for its stockholders other than for Behfarin) any shares of its Common Stock under the Securities Act of 1933, as amended, in connection with the public offering of such securities solely for cash (other than pursuant to an Excluded Registration), ISC shall, at such time, promptly give Behfarin notice of such registration. Upon the request by Behfarin to register such shares within five (5) days after such notice is given by ISC, ISC shall cause to be registered all but not less than all of the Shares that Behfarin then holds. ISC shall have the right to terminate or withdraw any registration initiated by it under this Section before the effective date of such registration, whether or not Behfarin has elected to include his Shares in such registration. For the purposes of this Section, “Excluded Registration” shall mean a registration relating to (i) the sale of securities to employees of ISC pursuant to a stock option, stock purchase, or similar plan or to an SEC Rule 145 transaction; (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Common Stock; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. Notwithstanding the foregoing, in connection with any offering involving an underwriting of shares of ISC’s capital stock pursuant to this Section, ISC shall not be required to include any of Behfarin’s Shares in such underwriting unless Behfarin accepts the terms of the underwriting as agreed upon between ISC and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize or impair the success of the offering by ISC.